Great American Group Closes $51.4 Million Private Placement

•	10.3 million shares of common stock issued in private placement

•	Approximately $30 million of proceeds used to retire $48.8 million of debt payable to Great American Group principals at a discount
•	Great American Group and B. Riley & Co. combination expected to close later in June

Woodland Hills, Calif. (June 5, 2014) — Great American Group, Inc. (OTCBB: GAMR) (OTCBB: GAMRD) (“Great American Group”), a leading provider of asset disposition and financial advisory services, announced today the closing of its previously announced $51.4 million private placement offering through the sale of approximately 10.3 million shares of common stock.

Great American Group has also announced that it has completed the previously announced repayment of indebtedness owed to Great American Group founders, Mr. Andrew Gumaer and Mr. Harvey Yellen. Approximately $48.8 million in principal of outstanding promissory notes due to Messrs. Gumaer and Yellen was retired in full for an aggregate payment of approximately $30 million plus accrued interest. The repayment satisfies the outstanding principal and accrued interest obligations due to the Great American Group founders under such notes, and represents a 38 percent discount to the face amount of principal owed on the debt.

The previously announced combination with B. Riley & Co., LLC, a leading, full-service independent investment bank, is anticipated to close later this month. The stock-for-stock transaction will create a uniquely positioned investment banking and financial services firm with over 250 employees and a geographic footprint extending across the United States and Europe. The terms of the combination provide for the issuance of an estimated aggregate of 4.2 million shares of Great American Group common stock (subject to working capital adjustments) in exchange for 100 percent of the ownership interests of B. Riley. Upon consummation of the transaction, Mr. Bryant Riley will assume the role of Chairman of the Board and Chief Executive Officer of the combined company.

Earlier in the week, Great American Group announced a 1-for-20 reverse stock split which took effect June 3, 2014. The reverse stock split reduced the number of common shares outstanding at such time from approximately 30 million shares to approximately 1.5 million shares. Including the shares issued in the private placement, Great American Group currently has approximately 11.8 million shares outstanding. Great American Group’s common stock will continue to trade on the OTCBB. For the first 20 business days post-reverse split, the stock will trade under the symbol “GAMRD” before reverting back to ticker symbol “GAMR.”

Important Information for Investors

Effective as of the closing of the private placement, Great American Group entered into a registration rights agreement with the investors in the private placement pursuant to which Great American Group is obligated, subject to certain conditions, to file with the Securities and Exchange Commission one or more registration statements to register the private placement shares and certain shares of common stock to be issued in the initial closing of the combination with B. Riley for resale under the Securities Act of 1933, as amended (the “Securities Act”), and to maintain the effectiveness of all such registration statements until the earlier of five years thereafter or such time as the shares registered thereunder have been sold or become eligible for sale without restriction under Rule 144 promulgated under the Securities Act. The issuance and sale of the private placement shares has not been registered under the Securities Act, and the private placement shares may not be offered or sold in the United States absent registration under, or exemption from, the Securities Act and any applicable state securities laws.

About Great American Group, Inc. (OTCBB: GAMR) (OTCBB: GAMRD)

Great American Group is a leading provider of asset disposition and auction solutions, advisory and valuation services, capital investment, and real estate advisory services for an extensive array of companies. A trusted strategic partner at every stage of the business lifecycle, Great American Group efficiently deploys resources with sector expertise to assist companies, lenders, capital providers, private equity investors and professional service firms in maximizing the value of their assets. The company has in-depth experience within the retail, industrial, real estate, healthcare, energy and technology industries. The corporate headquarters is located in Woodland Hills, Calif. with additional offices in Atlanta, Boston, Charlotte, N.C., Chicago, Dallas, New York, Norwalk, Conn., San Francisco, London, Milan and Munich. For more information, call (818) 884-3737 or visit www.greatamerican.com.

Forward-Looking Statements

This press release may contain forward-looking statements by Great American Group that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in Great American Group's filings with the SEC, including, without limitation, the risks described in Great American Group's Annual Report on Form 10-K for the year ended December 31, 2013. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and Great American Group undertakes no duty to update this information.

Investor Contact

Great American Group

Phillip Ahn

Chief Financial Officer and Chief Operating Officer

(818) 884-3737

pahn@greatamerican.com

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